                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-53413

                              PROSPECTUS SUPPLEMENT


                     Supplement No. 1 Dated October 23, 1998
                        to Prospectus Dated July 21, 1998
                                   Relating to

                       Action Performance Companies, Inc.
                                  $100,000,000
                 4-3/4% Convertible Subordinated Notes Due 2005
                           and Shares of Common Stock
                        Issuable Upon Conversion Thereof

         All capitalized terms used but not defined in this Prospectus Supplement ("Supplement") shall have the meanings set forth in the Prospectus dated July 21, 1998 (the "Prospectus") forming a part of the Registration Statement on Form S-3 (Registration No. 333-53413). Any cross references in this Supplement refer to portions of the Prospectus.

         The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth (i) the name of each additional Selling Securityholder, (ii) the amount of Notes beneficially owned by each such additional Selling Securityholder as of October 19, 1998 (assuming no Notes have been sold under the Prospectus as of such date) that may be offered for the account of such additional Selling Securityholder under the Prospectus, and (iii) the number of Conversion Shares beneficially owned by each such additional Selling Securityholder as of October 19, 1998, that may be offered for the account of such additional Selling Securityholder under the Prospectus. Such information was obtained from the Selling Securityholders but has not been independently verified by the Company. Except as otherwise indicated below, none of the Selling Securityholders listed below had any material relationship with the Company, other than as a result of ownership of the Notes, within the three-year period ending on the date of this Supplement.

                                           Principal       Percentage of          Number of
                                           Amount of           Total             Conversion         Percentage of
            Name of                       Notes That           Notes             Shares That        Common Stock
    Selling Securityholder                May Be Sold       Outstanding        May Be Sold(1)      Outstanding(2)
    ----------------------                -----------       -----------        --------------      --------------
MainStay Convertible Fund...........      $4,000,000             4.0%               82,987               *
Fidelity Commonwealth Trust:
     Fidelity Small Cap
     Stock Fund.....................       3,375,000             3.4%               70,020               *
Deutsche Bank A.G. London(3)........       2,500,000             2.5%               51,867               *
NationsBanc Montgomery
     Securities LLC(4)..............       2,245,000             2.2%               46,576               *
General Motors Employees
     Domestic Group Trust(5)........       1,577,000             1.6%               32,717               *
Motors Insurance Corporation(6).....         382,000               *                 7,925               *
General Motors Foundation(7)........          41,000               *                   850               *

----------------------------
*    Less than 1%

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder into Common Stock at the initial conversion price of $48.20 per share. Except as otherwise indicated, also assumes that the Selling

     Securityholder or any future transferees, pledgees, donees or successors of or from such Selling Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, the Company will pay cash in lieu of issuing fractional shares upon conversion of the Notes. See "Description of Notes -- Conversion Rights."

(2) Calculated based upon 16,423,238 shares of Common Stock outstanding as of October 21, 1998. In calculating the percentage of ownership, all shares of Common Stock that the identified person had the right to acquire upon conversion of such persons' Notes are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. The Selling Securityholder previously sold Notes in the aggregate principal amount of $2,500,000 pursuant to the Prospectus.

(4) Represents Notes purchased by NationsBanc Montgomery Securities LLC subsequent to the date of the Prospectus. NationsBanc Montgomery Securities LLC previously sold Notes in the aggregate principal amount of $5,815,000 pursuant to the Prospectus. As of October 19, 1998, NationsBanc Montgomery Securities LLC owned Notes in the aggregate principal amount of $3,000,000, all of which may be sold under the Prospectus and this Supplement. NationsBanc Montgomery Securities LLC acted as the lead underwriter in the Company's secondary public offering of Common Stock in June 1997 and as an Initial Purchaser in the March 1998 private placement of the Note.

(5) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of October 19, 1998, such Selling Securityholder owned Notes in the aggregate principal amount of $13,277,000, all of which may be sold under the Prospectus and this Supplement. The Selling Securityholder holds an additional $12,481,000 in principal amount of Notes that it purchased from other Selling Securityholders pursuant to the Prospectus. The Selling Securityholder may transfer such additional Notes without further registration under the Securities Act.

(6) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of October 19, 1998, such Selling Securityholder owned Notes in the aggregate principal amount of $3,247,000, all of which may be sold under the Prospectus and this Supplement. The Selling Securityholder holds an additional $3,056,000 in principal amount of Notes that it purchased from other Selling Securityholders pursuant to the Prospectus. The Selling Securityholder may transfer such additional Notes without further registration under the Securities Act.

(7) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of October 19, 1998, the Selling Securityholder owned Notes in the aggregate principal amount of $476,000, all of which may be sold under the Prospectus and this Supplement. The Selling Securityholder holds an additional $463,000 in principal amount of Notes that it purchased from other Selling Securityholders pursuant to the Prospectus. The Selling Securityholder may transfer such additional Notes without further registration under the Securities Act.

         The Selling Securityholders may, pursuant to the Prospectus and this Supplement, offer all or some portion of the Notes and Conversion Shares they presently hold or, with respect to the Conversion Shares, have the right to acquire upon conversion of such Notes. Although each of the Selling Securityholders is assumed to be selling all of the Notes or Conversion Shares beneficially owned by such person, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, since the date on which they provided the information regarding their Notes and Conversion Shares, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their

Notes and Conversion Shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only those Selling Securityholders identified above and in the Prospectus who beneficially own the Notes and Conversion Shares set forth opposite each such Selling Securityholder's name may sell such Notes and Conversion Shares pursuant to the Prospectus and this Supplement. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in additional supplements to the Prospectus.